Exhibit 10.110

November 7, 2007

SmarTire Systems, Inc.
13151 Vanier Place, Suite 150
Richmond, British Columbia V6V 2J1

ATTN:  Jeff Finkelstein, Chief Financial Officer

Dear Mr. Finkelstein:

This letter sets forth our agreement regarding the registration penalties owed by SmarTire Systems, Inc. (“SmarTire” or the “Company”) to the undersigned in connection with the undersigned’s purchase of the Amended and Restated Convertible Debenture referenced below.

Date of Instrument:	Issuer:	Security	Outstanding Principal:
December 30, 2005	SmarTire Systems Inc.	Amended and Restated Convertible Debenture	$19,774,500

1.
Pursuant to the terms of a certain Registration Rights Agreement (the “RRA”) to which the undersigned was a party, the Company was required to file and have declared effective with the Securities Exchange Commission a registration statement to register for resale the shares of Common Stock of the Company underlying the Amended and Restated Convertible Debenture referenced above.  The Company is in default of its obligations under the RRA and is required to pay damages to the undersigned under the RRA for, among other things, the failure to obtain effectiveness of such registration statement for the Common Stock underlying the Amended and Restated Convertible Debenture referenced above (the “RRA Damages”). The undersigned hereby agrees  to permanently waive its right to the RRA Damages.

2.
All amounts owed under the Amended and Restated Convertible Debenture referenced above, including all interest, fees, costs, expenses and other charges now or hereafter payable by the Company to the undersigned under the Amended and Restated Convertible Debenture are unconditionally owing by the Company to the undersigned, without offset, setoff, defense or counterclaim of any kind, nature or description whatsoever.  The Company further acknowledges, confirms and agrees that (a) all agreements between SmarTire and the undersigned (the “Existing Agreements”) have been duly executed and delivered by the Company to the undersigned, and each is in full force and effect as of the date hereof; (b) the agreements and obligations of SmarTire contained in the Existing Agreements constitute the legal, valid and binding obligations of SmarTire, enforceable against it in accordance with their respective terms, and the Company has no valid defense to the enforcement of such obligations; and (c)  the undersigned is and shall be entitled to the rights, remedies and benefits provided for in the Existing Agreements and applicable law, without offset, setoff, defense or counterclaim of any kind, nature or descriptions whatsoever.

If the foregoing correctly sets forth the terms of our agreement, please sign this letter on the line provided below, whereupon it will constitute a binding agreement among us.

Sincerely,

STAROME INVESTMENTS LIMITED

By:       /s/Matthew Hoffman
Name:  Matthew Hoffman
                        Title:     Authorized Signatory

ACCEPTED AND AGREED:
SMARTIRE SYSTEMS, INC.

By:       /s/Jeff Finkelstein
Name: Jeff Finkelstein
Title:  Chief Financial Officer